Exhibit 1(b)

                          ASSET ALLOCATION PORTFOLIOS


                                  AMENDMENT TO
                              DECLARATION OF TRUST



      The undersigned, constituting a majority of the Trustees of Asset Allocation Portfolios (the "Trust"), a trust organized under the laws of the State of New York, pursuant to a Declaration of Trust dated December 14, 1995, as amended (the "Declaration"), do hereby amend the definition of "Institutional Investor(s)" contained in Section 1.2 of the Declaration, and Sections 5.1, 6.1 (first sentence only) and 6.3 of the Declaration by deleting such provisions and replacing them with the following and by adding the following paragraph (d) immediately after paragraph (c) of Section 3.2 and adding the following sentence to the end of Section 6.1 (first paragraph):

           "Institutional Investor(s)" shall mean, when used with respect to each Series of the Trust other than the Series designated as Asset Allocation Portfolio 200, Asset Allocation Portfolio 300, Asset Allocation Portfolio 400 and Asset Allocation Portfolio 500, any regulated investment company, segregated asset account, foreign investment company, common trust fund, group trust or other investment arrangement, whether organized within or without the United States of America, other than an individual, S corporation or partnership or a grantor trust beneficially owned by any individual, S corporation or partnership, unless, in the case of a partnership or a grantor trust beneficially owned by a partnership, the interests in the partnership are held by entities that otherwise meet the definition of Institutional Investor. When used with respect to those Series of the Trust designated as Asset Allocation Portfolio 200, Asset Allocation Portfolio 300, Asset Allocation Portfolio 400 and Asset Allocation Portfolio 500, Institutional Investor(s) shall mean any regulated investment company, segregated asset account, foreign investment company, common trust fund, group trust or other investment arrangement, whether organized within or without the United States of America, other than an individual, S corporation, partnership or grantor trust beneficially owned by any individual, S corporation or partnership."

           3.2. Investments. . . .

           (d) Notwithstanding any other provision of this Declaration to the contrary, the Trustees shall have the power in their discretion without any requirement of approval by investors to either invest all or a portion of the Trust Property of each Series of the Trust (other than the

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      Series designated as Asset Allocation Portfolio 200, Asset Allocation
      Portfolio 300, Asset Allocation Portfolio 400 and Asset Allocation Portfolio 500), or sell all or a portion of such Trust Property and invest the proceeds of such sales, in one or more investment companies to the extent not prohibited by the 1940 Act and exemptive orders granted under such Act.

           5.1. Liability of Holders; Indemnification. (a) As to the Series of the Trust designated as Asset Allocation Portfolio 200, Asset Allocation Portfolio 300, Asset Allocation Portfolio 400 and Asset Allocation Portfolio 500, each Holder of an Interest in such Series shall be jointly and severally liable with every other Holder of an Interest in that Series (with rights of contribution inter se in proportion to their respective Interests in the Series) for the liabilities and obligations of that Series (and of no other Series) in the event that the Trust fails to satisfy such liabilities and obligations from the assets of that Series. To the extent assets of a Series named in the preceding sentence are available in the Trust, the Trust shall indemnify and hold each Holder of an Interest in that Series harmless from and against any claim or liability to which such Holder may become subject by reason of being or having been a Holder of an Interest in that Series to the extent that such claim or liability imposes on the Holder an obligation or liability which, when compared to the obligations and liabilities imposed on other Holders of Interests in that Series, is greater than such Holder's proportionate share of such claim or liability, and shall reimburse such Holder for all legal and other expenses reasonably incurred by such Holder in connection with any such claim or liability.

           (b) Notwithstanding any other provision of this Declaration, each Holder of an Interest in a Series of the Trust other than Asset Allocation Portfolio 200, Asset Allocation Portfolio 300, Asset Allocation Portfolio 400 and Asset Allocation Portfolio 500 shall not be subject to any personal liability whatsoever to any Person in connection with the Trust Property or the acts, obligations or affairs of the Trust with respect to that Series; and if any such Holder is made a party to any suit or proceeding to enforce any such liability, such Holder shall not, on account thereof, be held to any personal liability. To the extent assets of a Series enumerated in the preceding sentence are available in the Trust, the Trust shall indemnify and hold each Holder of an Interest in that Series harmless from and against any claim or liability to which such Holder may become subject by reason of being or having been a Holder of an Interest in that Series, and shall reimburse such Holder for all legal and other expenses reasonably incurred by such Holder in connection with any such claim or liability.

           (c) The rights accruing to a Holder under this Section 5.1 shall not exclude any other right to which such Holder may be lawfully entitled,

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      nor shall anything contained herein restrict the right of the Trust to indemnify or reimburse a Holder in any appropriate situation even though not specifically provided herein. The liabilities of a particular Series and the right to indemnification granted hereunder to Holders of Interests in such Series shall not be enforceable against any other Series or Holders of Interests in any other Series.

           6.1 Interests. The beneficial interest in the Trust Property shall consist of Interests which are transferable solely to the extent provided in Section 6.3 hereof. . . . Notwithstanding any other provision of this
      Declaration, Interests in Series of the Trust other than the Portfolios (as defined in Section 6.3) may be issued to the Portfolios in exchange for transfers to such Series by the Portfolios of all of their investable assets, followed by the dissolution of the Portfolios.

           6.3 Non-Transferability. A Holder may not transfer its Interest, except that each of Asset Allocation Portfolio 200, Asset Allocation Portfolio 300, Asset Allocation Portfolio 400 and Asset Allocation Portfolio 500 (the "Portfolios") may transfer their Interests in other Series of the Trust to the Holders of Interests in the Portfolios in connection with the dissolution of the Portfolios.

      This amendment supersedes and replaces the Amendment to the Declaration of Trust dated May 9, 1997.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment on separate counterparts this 8th day of August, 1997, at Tucker's Town, Bermuda.


Elliott J. Berv                           Mark T. Finn
-------------------------------           ---------------------------------
Elliott J. Berv                           Mark T. Finn
As Trustee and Not Individually           As Trustee and Not Individually


Philip W. Coolidge                        Walter E. Robb, III
-------------------------------           ---------------------------------
Philip W. Coolidge                        Walter E. Robb, III
As Trustee and Not Individually           As Trustee and Not Individually